CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series A	$15,523,410	$610.07
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated August 26, 2008 (To the Prospectus dated August 31, 2007 and the Prospectus Supplement dated September 4, 2007), Filed Pursuant to Rule 424(b)(2) Registration No. 333-145845

100% Principal Protection Absolute Return Barrier Notes

Investment Strategies for Uncertain Markets

Barclays Bank PLC $15,523,410 Notes Linked to the Performance of WTI Crude due
February 26, 2010

Investment Description

100% Principal Protection Absolute Return Barrier Notes (the “Notes”) are notes issued by Barclays Bank PLC linked to the performance of WTI Light Sweet Crude Oil as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement (the “Underlying Commodity”). The Notes provide an opportunity to hedge your exposure to the Underlying Commodity while benefiting from any moderately positive or moderately negative performance of the Underlying Commodity. If the settlement price of the Underlying Commodity never closes at a price that exceeds a predetermined percentage above or below the Commodity Starting Price (we refer to this percentage as the “Absolute Return Barrier”), at maturity you will receive your principal plus a return equal to the Absolute Commodity Return as described below. Otherwise, at maturity you will receive only your principal. Both the Absolute Return Barrier and the Commodity Starting Price will be determined on the Trade Date. Principal protection only applies if the Notes are held to maturity.

Features
☐

Hedging Opportunity—You have the potential to hedge your exposure to the Underlying Commodity while benefiting from any moderately positive or moderately negative performance over the 18-month term of the Notes.

☐

Potential for Commodity-Linked Performance—If the settlement price of the Underlying Commodity never closes above the Upper Commodity Barrier or below the Lower Commodity Barrier during the Observation Period, you will receive a commodity-based return that may exceed the return you could receive on traditional fixed income investments.

☐	Preservation of Capital—At maturity, you will receive a cash payment equal to at least 100% of your principal.
Key Dates

Trade Date	August 26, 2008
Settlement Date	August 29, 2008
Final Valuation Date[1]	February 23, 2010
Maturity Date[1]	February 26, 2010

1

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Commodities—Market Disruption Events Relating to Notes with a Commodity as the Reference Asset” in the prospectus supplement.

Security Offering

We are offering 100% Principal Protection Absolute Return Barrier Notes (the “Notes”) linked to the performance of WTI Crude. The Notes are offered at a minimum investment of $1,000 and multiples of $10 thereafter. The Absolute Return Barrier will be set on the Trade Date.

Underlying Commodity	Absolute Return Barrier	Commodity Starting Price	Upper Commodity Barrier	Lower Commodity Barrier	CUSIP/ISIN
WTI Crude as described under “Reference Assets—Commodities —Settlement Price” in the prospectus supplement	33.50%	$116.27/barrel	$155.22/barrel	$77.32/barrel	06738G845 / US06738G8454

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated August 31, 2007, the prospectus supplement dated September 4, 2007 and this pricing supplement. See “Key Risks” on page FWP-6 of this pricing supplement and “Risk Factors” beginning on page S-3 of prospectus supplement for risks related to investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.175	$9.825
Total	$15,523,410	$271,659.67	$15,251,751

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated August 31, 2007, as supplemented by the prospectus supplement dated September 4, 2007 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

s	Prospectus supplement dated September 4, 2007 and prospectus dated August 31, 2007: http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Notes” refers to the 100% Principal Protection Absolute Return Barrier Notes (the “Notes”) linked to the performance of WTI Crude that are offered hereby, unless the context otherwise requires.

Investor Suitability
The Notes may be suitable for you if:
s	You seek an 18-month investment with a return linked to the absolute return of the Underlying Commodity.
s	You seek an investment that offers full (100%) principal protection on the Notes when held to maturity.
s

You believe that any appreciation or depreciation in the settlement price of the Underlying Commodity over the Observation Period is unlikely to exceed on any trading day the Upper or Lower Commodity Barrier, the absolute value of which represents the maximum gain on the Notes at maturity.

s	You do not seek current income from this investment.
s	You are willing to hold the Notes to maturity, and you are aware that there may be little or no secondary market for the Notes.
The Notes may not be suitable for you if:
s

You believe that any appreciation or depreciation in the settlement price of the Underlying Commodity over the Observation Period is likely to exceed on any trading day the Upper or Lower Commodity Barrier.

s	You are unable or unwilling to hold the Notes to maturity.
s	You seek an investment with uncapped return potential.
s	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
s	You seek current income from your investments.
s	You seek an investment for which there will be an active secondary market.

Final Terms

Issuer:	Barclays Bank PLC (Rated: AA/Aa1)[1]
Principal Amount per Note:	$ 10
Issue Price:	$10 per Note (subject to a minimum purchase of 100 Notes)
Term:	18 months
Reference Asset:[2]

The closing settlement price per barrel of West Texas Intermediate light sweet crude oil on the New York Mercantile Exchange (“NYMEX”) of the futures contract in respect of the first nearby month, stated in U.S. dollars, as made public by the NYMEX (the “Underlying Commodity”). See also “Reference Assets— Commodities—Settlement Price” in the prospectus supplement.

Payment at Maturity:

If the settlement price of the Underlying Commodity never closes above the Upper Commodity Barrier or below the Lower Commodity Barrier on any single trading day during the Observation Period, you will receive your principal plus an amount based on the Absolute Commodity Return, calculated as follows:

$10 + ($ 10 x Absolute Commodity Return).

If the settlement price of the Underlying Commodity closes either above the Upper Commodity Barrier or below the Lower Commodity Barrier on any single trading day during the Observation Period, you will receive $10 (zero return).

Absolute Commodity Return:
Absolute value of:	Commodity Ending Price – Commodity Starting Price
Commodity Starting Price.
Commodity Starting Price:	$116.27/barrel
Commodity Ending Price:	The settlement price of the Underlying Commodity on the Final Valuation Date.
Observation Period:	The period starting on, and including, the Trade Date and ending on, and including, the Final Valuation Date
Upper Commodity Barrier:	Commodity Starting Price x (1 + Absolute Return Barrier)
Lower Commodity Barrier:	Commodity Starting Price x (1 – Absolute Return Barrier)
Absolute Return Barrier:	33.50%
Determining Payment at Maturity

Upper Commodity Barrier and Lower Commodity Barrier of your Notes are determined.		Trade Date

Did the settlement price for the Underlying Commodity close above the Upper Commodity Barrier or below the Lower Commodity barrier during the Observation Period?	No	Observation Period You will receive at maturity per Note: $10 + ($10 x Absolute Commodity Return)
Yes

You will receive a cash payment at maturity equal to the principal amount of your Notes or $10 per Note.

The Absolute Return Barrier feature limits your appreciation potential. If the settlement price of the Underlying Commodity closes above the Upper Commodity Barrier or below the Lower Commodity Barrier on any single trading day during the Observation Period, you will receive only your principal (a zero return).

______________
1

The Notes are expected to carry the same rating as the Issuer’s Medium-Term Note Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

2	For a description of adjustments that may affect the Reference Asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation” in the prospectus supplement.

Hypothetical Return Table and Examples of the Notes at Maturity

The following table and examples illustrate the payment at maturity for a $10 Note.

Principal Amount:	$ 10	Upper Commodity	$155.22/barrel, which is 33.50% above the
Commodity Starting		Barrier:	Commodity Starting Price
Price:	$116.27/barrel	Lower Commodity	$77.32/barrel, which is 33.50% below the
Principal		Barrier:	Commodity Starting Price
Protection:	100% at maturity	Observation Period:	The period starting on, and including, the Trade
Term:	18 months		Date and ending on, and including, the Final
Valuation Date
Absolute Return
Barrier:	33.50%

		Settlement Price of the Underlying Commodity Does Not Close Outside Absolute Return Barrier**			Settlement Price of the Underlying Commodity Closes Outside Absolute Return Barrier***
Commodity Ending Price ($/barrel)	Commodity Return	Additional Amount at Maturity ($)*	Payment at Maturity ($)*	Return on Note (%)*	Additional Amount at Maturity ($)*	Payment at Maturity ($)*	Return on Note (%)*
232.54	100%	N/A	N/A	N/A	$ 0.00	$ 10.00	0.00%
209.29	80%	N/A	N/A	N/A	$ 0.00	$ 10.00	0.00%
186.03	60%	N/A	N/A	N/A	$ 0.00	$ 10.00	0.00%
162.78	40%	N/A	N/A	N/A	$ 0.00	$ 10.00	0.00%
155.22	33.50%	$ 3.35	$ 13.35	33.50%	$ 0.00	$ 10.00	0.00%
139.52	20%	$ 2.00	$ 12.00	20.00%	$ 0.00	$ 10.00	0.00%
127.90	10%	$ 1.00	$ 11.00	10.00%	$ 0.00	$ 10.00	0.00%
122.08	5%	$ 0.50	$ 10.50	5.00%	$ 0.00	$ 10.00	0.00%
116.27	0%	$ 0.00	$ 10.00	0.00%	$ 0.00	$ 10.00	0.00%
110.46	-5%	$ 0.50	$ 10.50	5.00%	$ 0.00	$ 10.00	0.00%
104.64	-10%	$ 1.00	$ 11.00	10.00%	$ 0.00	$ 10.00	0.00%
93.02	-20%	$ 2.00	$ 12.00	20.00%	$ 0.00	$ 10.00	0.00%
77.32	-33.50%	$ 3.35	$ 13.35	33.50%	$ 0.00	$ 10.00	0.00%
69.76	-40%	N/A	N/A	N/A	$ 0.00	$ 10.00	0.00%
46.51	-60%	N/A	N/A	N/A	$ 0.00	$ 10.00	0.00%
23.25	-80%	N/A	N/A	N/A	$ 0.00	$ 10.00	0.00%
0.00	-100%	N/A	N/A	N/A	$ 0.00	$ 10.00	0.00%
*	Percentages and amounts have been rounded for ease of analysis.
**

Calculation assumes that the settlement price of the Underlying Commodity never closes above the Upper Commodity Barrier or below the Lower Commodity Barrier on any single day during the Observation Period.

***

Calculation assumes that the settlement price of the Underlying Commodity closes above the Upper Commodity Barrier or below the Lower Commodity Barrier on at least one day during the Observation Period.

Example 1—If the return on the Underlying Commodity over the Observation Period is 15% and the settlement price of the Underlying Commodity never closed above the Upper Commodity Barrier or below the Lower Commodity Barrier on any trading day during the Observation Period, investors would receive, at maturity, the principal amount of each Note plus an additional amount equal to the principal amount of each Note multiplied by the Absolute Commodity Return, as set forth below:

Payment at maturity per $10 Note principal amount	= $10 + ($10 x Absolute Commodity Return)
= $10 + ($10 x 15%)
= $11.50

Example 2—If the return on the Underlying Commodity over the Observation Period is -15% and the settlement price of the Underlying Commodity never closed above the Upper Commodity Barrier or below the Lower Commodity Barrier on any trading day during the Observation Period, investors would receive, at maturity, the principal amount of each Note plus an additional amount equal to the principal amount of each Note multiplied by the Absolute Commodity Return, as set forth below:

Payment at maturity per $10 Note principal amount	= $10 + ($10 x Absolute Commodity Return)
= $10 + ($10 x 15%)
= $11.50

Example 3—If the settlement price of the Underlying Commodity closed above the Upper Commodity Barrier or below the Lower Commodity Barrier on any trading day during the Observation Period, investors would receive $10 (the principal amount) at maturity for each Note (a 0% total return) regardless of the return on the Underlying Commodity during the Observation Period.

What are the tax consequences of the Notes?

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Securities in this pricing supplement is materially correct. The Securities will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Securities over their term based on the comparable yield for the Securities and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Securities will be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Securities would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Securities and thereafter would be capital loss. If you are a secondary purchaser of the Securities, the tax consequences to you may be different.

If the Underlying Commodity is ever above the Upper Commodity Barrier or below the Lower Commodity Barrier on any trading day during the Observation Period that is more than 6 months before the maturity date, holders will not have to continue accruing interest on the Securities and applicable Treasury regulations provide that holders should adjust the prior interest inclusions in respect of their Securities over the remaining term for the Securities in a reasonable manner. Although not entirely clear, we think it would be reasonable for an initial holder of the Securities to make such adjustments by (i) recognizing a net ordinary loss equal to any interest previously accrued on the Securities and (ii) not accruing any additional interest over the term of the Securities. Thereafter, the Securities will not be treated as contingent payment debt obligations and any gain or loss you recognize from a subsequent sale of the Securities should generally be characterized as capital gain or loss.

For a further discussion of the tax treatment of your Securities, including information regarding obtaining the comparable yield for your Securities, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally, set forth in the “Risk Factors” section beginning on page S-3 of the prospectus supplement and the cover page of the information supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors prior to investing in the Notes.

s

Principal Protection only if you hold the Notes to maturity—You should be willing to hold your Notes to maturity. You will be entitled to receive at least the full principal amount of your Notes only if you hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss.

s

Market Risk—The return on the Notes, if any, is linked to the performance of the Underlying Commodity and will depend on whether the settlement price of the Underlying Commodity closes above the Upper Commodity Barrier or below the Lower Commodity Barrier on any single trading day during the Observation Period. You will receive no more than the full principal amount of your Notes if the settlement price of the Underlying Commodity closes above the Upper Commodity Barrier or below the Lower Commodity Barrier on any single trading day during the Observation Period.

s	The Absolute Return Barrier limits your potential return—The appreciation potential of the Notes is limited to the Absolute Return Barrier, regardless of the performance of the Underlying Commodity.
s	No interest payments—You will not receive interest payments on the Notes over the term of the Notes.
s

Credit of Barclays Bank PLC—An investment in the Notes is subject to the creditworthiness of Barclays Bank PLC and the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes.

s

There may be little or no secondary market for the Notes—The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. Certain affiliates of Barclays Bank PLC currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. In addition, the price, if any, at which they would be willing to repurchase your Notes prior to maturity will generally exclude any commissions, hedging costs or other compensation paid in connection with the initial sale of the Notes. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold your Notes to maturity.

s

Owning the Notes is not the same as owning the Underlying Commodity or the exchange traded futures contract on the Underlying Commodity—The return on your Notes may not reflect the return you would realize if you actually purchased the Underlying Commodity or the exchange traded futures contract on the Underlying Commodity.

s

The market value of the Notes may be influenced by unpredictable factors—The market value of your Notes may fluctuate between the date you purchase them and the Final Valuation Date, when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that, generally, the settlement price of the Underlying Commodity on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

s	the volatility of the Underlying Commodity (i.e., the frequency and magnitude of changes in the settlement price of the Underlying Commodity);
s	supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any other market-maker;
s	interest rates in the market;
s	the time remaining to the maturity of the Notes;
s	the creditworthiness and credit rating of Barclays Bank PLC; and
s	economic, financial, political, regulatory, judicial or other events that affect the settlement price of the Underlying Commodity or that affect commodity and futures markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

s

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price and, as a result, you may suffer substantial losses—The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by Barclays Capital Inc. or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

s

Trading and other transactions by Barclays Bank PLC or its affiliates in the Underlying Commodity, or futures, options, exchange-traded funds or other derivative products on the Underlying Commodity, may impair the market value of the Notes—We or one or more affiliates may hedge our obligations under the Notes by purchasing the Underlying Commodity, futures or options on the Underlying Commodity, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the market price of the Underlying Commodity, and we may adjust these hedges by, among other things, purchasing or selling the Underlying Commodity, or futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the market price of the Underlying Commodity at any time. Although they are not expected to, any of these hedging activities may adversely affect the settlement price of the Underlying Commodity, and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also engage in trading in the Underlying Commodity and may make other investments relating to the Underlying Commodity on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the settlement price of the Underlying Commodity and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other Notes or financial or derivative instruments with returns linked or related to changes in the price of the Underlying Commodity. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

s

The business activities of Barclays Bank PLC or its affiliates may create conflicts of interest—Barclays Bank PLC and its affiliates may engage in trading activities related to the Underlying Commodity that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests Barclays Bank PLC and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the settlement price of the Underlying Commodity, could be adverse to the interests of the holders of the Notes.

s

Potentially inconsistent research, opinions or recommendations by Barclays, UBS Financial Services Inc. or their respective affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes. Any such research, opinions or recommendations may not be consistent with each other, may be modified from time to time without notice and could affect the settlement price of the Underlying Commodity or the value of the Notes. You should make your own independent investigation of the merits of investing in the Notes and the Underlying Commodity to which they are linked.

s

No current research recommendation—Neither Barclays nor UBS Financial Services Inc. or any of their respective affiliates currently publish research on, or assign a research recommendation to, the Notes.

s

Historical performance of the Underlying Commodity should not be taken as an indication of the future performance of the Underlying Commodity during the term of the Notes—Market forces in the market for oil and other commodities generally, and the Underlying Commodity in particular, will determine the settlement price of the Underlying Commodity. As a result, it is impossible to predict whether, or the extent to which, the settlement price of the Underlying Commodity will rise or fall. Settlement prices of the Underlying Commodity will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market for, and the settlement price of, the Underlying Commodity. Accordingly, historical settlement prices of the Underlying Commodity should not be taken as an indication of future settlement prices of the Underlying Commodity.

s

The calculation agent can postpone the determination of the Commodity Ending Price, and therefore the maturity date, if a market disruption event occurs on the final valuation date—The determination of the Commodity Ending Price may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If the calculation agent determines that a market disruption event occurs or is continuing on the final valuation date, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the valuation date be postponed by more than five business days. If the calculation agent determines that a market disruption event occurs or is continuing on the fifth business day, the calculation agent will make an estimate of the settlement price for the Underlying Commodity that would have prevailed on that fifth business day in the absence of the market disruption event.

s

There are potential conflicts of interest between you and the calculation agent—Barclays Bank PLC will serve as the calculation agent. The calculation agent will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Underlying Commodity has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment about whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

s

The market price of the Underlying Commodity may change unpredictably, affecting the value of the Notes in unforeseeable ways—We expect that generally the market value of the Notes will depend primarily on the market price of the Underlying Commodity specifically and oil in general. Oil prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include macroeconomic factors, including, among other things, global or regional economic, financial, political, regulatory, judicial or other events and industry factors such as short-term changes in supply and demand because of trading activities in the oil market and seasonality (i.e., weather conditions). Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Prices can change rapidly due to crude oil supply disruptions stemming from world events, or domestic problems such as refinery or pipeline outages. Crude oil prices are determined with significant influence by the Organization of Petroleum Exporting Countries (OPEC). OPEC has the potential to influence oil prices world wide because its members possess a significant portion of the world’s oil supply. Further, if oil demand rises quickly or supply declines unexpectedly due to refinery production problems or lagging imports, stocks may decline rapidly. When stocks are low and falling, some wholesalers may become concerned that supplies may not be adequate over the short term and bid higher for available product, leading to further price increases. It is impossible to predict the aggregate effect of all or any combination of these factors. Your Notes may trade differently from the market price of oil, and changes in the market price of oil may not result in comparable changes in the market value of your Notes.

s

Investments related to the price of the Underlying Commodity may be more volatile than traditional securities investments—Oil interests are “non-correlative” investments and the price of oil is subject to variables that may be less significant to the values of securities such as stocks and bonds. Variables such as drought, floods, weather, embargoes and tariffs may have a larger impact on oil prices and oil-linked instruments than on traditional securities. These additional variables may create additional investment risks that cause the value of the Notes to be more volatile than the values of traditional securities.

s

Regulation of commodity markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect the value of the Notes—Futures contracts and options on futures contracts markets, including those on which the price of the Underlying Commodity is based, are subject to comprehensive statutes, regulations and margin requirements. The Commodities Futures Trading Commission (CFTC) and the exchanges are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. The regulation of commodity transactions in the United States is a rapidly changing area of law and is subject to ongoing modification by government and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change upon the value of the Notes is impossible to predict, but could be substantial and adverse.

s

Barclays Bank PLC and its affiliates have no affiliation with the New York Mercantile Exchange and are not responsible for its public disclosure of information—We, and our affiliates, are not affiliated with the New York Mercantile Exchange (“NYMEX”) in any way and have no ability to control or predict its actions, including any errors in or discontinuation of its disclosure. NYMEX is not under any obligation to continue to maintain any futures and forward contracts. If NYMEX discontinues or materially changes the terms of any futures and forward contracts on the Underlying Commodity, it may become difficult to determine the market value of the Notes or the amount payable at maturity. You, as an investor in the Notes, should make your own investigation into the Underlying Commodity, the related futures contracts and the exchanges on which they trade.

Operation of the Crude Oil Market

The following discussion of the operation of the crude oil market is based on publicly available information and is provided for informational purposes only. For more information on the crude oil market, see the U.S. Department of Energy’s Energy Information Administration (“EIA”) web-site at http://www.eia.doe.gov. Although Barclays has obtained this information from sources it believes reliable, it has not independently verified the information. Accordingly, no representation, warranty or undertaking (express or implied) is made, and no responsibility is accepted, by Barclays or its affiliates as to the accuracy, completeness or timeliness of this information.

You should make your own investigation into the crude oil market in determining whether the Notes are a suitable investment for you.

Global Oil Demand and Supply

Crude oil is the raw material from which all petroleum products are made. Demand for crude oil is derived from the demand for the finished and intermediate products that can be made from it. In the short term, demand for crude oil may be mismatched with the underlying demand for petroleum products. This misalignment occurs routinely as a result of stock changes, such as the need to build stocks to meet seasonal demand or the desire to reduce stocks of crude oil for economic reasons.

Crude Oil Prices

Prices of oil, like those of other goods and services, reflect both the product’s underlying cost as well as market conditions at all stages of production and distribution. The price of crude oil, the raw material from which petroleum products are made, is established by the supply and demand conditions in the global market overall, and more particularly, in the main refining centers: Singapore, Northwest Europe, and the U.S. Gulf Coast. The crude oil price forms a baseline for product prices. Products are manufactured and delivered to the main distribution centers, such as New York Harbor, and Chicago. Product supplies in these distribution centers would include output from area refineries, shipments from other regions and, for some, product imports. Product prices in these distribution centers establish a regional baseline.

Crude oil prices are a result of thousands of transactions taking place simultaneously around the world, at all levels of the distribution chain from crude oil producer to individual consumer. Oil markets are essentially a global auction — the highest bidder will win the supply. When markets are “strong” (i.e., when demand is high and/or supply is low), the bidder must be willing to pay a higher premium to capture the supply. When markets are “weak” (i.e., when demand is low and/or supply is high), a bidder may choose not to outbid competitors, waiting instead for later, possibly lower-priced, supplies.

Oil prices are affected by numerous factors and are subject to volatile price movements over short periods of time. Seasonal swings are an important underlying influence in the supply/demand balance, and hence in price fluctuations. As a practical matter, however, crude oil prices reflect more than just these seasonal factors; they are subject to a host of other influences. The overall supply picture is of course also influenced by the level of inventories. Oil demand is highly dependent on global macroeconomic conditions, which in turn can be dependent on global or regional economic, financial, political, regulatory, judicial or other events. It is not possible to predict the aggregate effect of all or any combination of these factors at any time or over any period of time.

Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Since 1973, there have been several sustained, sharp changes in the level of oil prices in response to crude oil shortages, known as “oil shocks.” Prices can change rapidly due to crude oil supply disruptions stemming from world events, or domestic problems such as refinery or pipeline outages. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices world- wide because its members possess a significant portion of the world’s oil supply. Further, if oil demand rises quickly or supply declines unexpectedly due to refinery production problems or lagging imports, stocks may decline rapidly. When stocks are low and falling, some wholesalers may become concerned that supplies may not be adequate over the short term and may bid higher for available product, leading to further price increases.

The Price Source

There are several different types of transactions that are common in oil markets. Oil can be sold in “spot transactions,” that is, cargo-by-cargo, transaction-by-transaction arrangements. In addition, oil is traded in futures markets. Futures markets are a mechanism designed to distribute risk among participants on different sides of (such as buyers versus sellers) or with different expectations of the market, but are not generally intended to actually supply physical volumes of oil. Both spot markets and futures markets provide critical price information for contract markets.

The price source for the Underlying Commodity for the Notes is the closing settlement price per barrel of West Texas Intermediate light sweet crude oil on the New York Mercantile Exchange (“NYMEX”) of the futures contract in respect of the first nearby month, stated in U.S. dollars, as made public by the NYMEX. See “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.

Historical Settlement Prices of the Underlying Commodity

We have included the following graph of the historical settlement prices of the Underlying Commodity for your reference. Past movements of the settlement price of the Underlying Commodity are not indicative of future settlement prices or future behavior.

WTI Crude Oil Historical Settlement Prices

April 4, 1997 – August 26, 2008

Source: Bloomberg Financial Systems

Investing in the Notes is not equivalent to investing in futures contracts for the Underlying Commodity.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc. (together referred to as the “Agents”), and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Notes.